Exhibit 99.1

December 3, 2009

Dear Shareholders,

On November 25, 2009, Advance Nanotech’s formerly majority owned subsidiary, Owlstone Nanotech, Inc. (“Owlstone”), closed on a series of transactions intended to advance the business of Owlstone.  The transactions were announced in a Form 8-K filed on Wednesday, November 25, 2009 by Advance Nanotech.  I am writing this letter today to discuss the implications of these transactions, what led to their execution, and why the board of directors and executive management teams of both Advance Nanotech and Owlstone believe these transactions are in the best interest of all Advance Nanotech and Owlstone constituents.

As has been previously disclosed, Advance Nanotech and Owlstone have been pursuing operational and corporate integration plans pursuant to a strategy embarked upon in December 2007.  The economic terms of this pursuit were encapsulated in an exchange agreement (the “Exchange Agreement”) that included many conditions, one of which was that Advance Nanotech would be required to deliver to Owlstone at least $5.9 million to be used as available working capital toward the development of the Owlstone business.  The purpose of the Exchange Agreement was to ultimately consolidate ownership of Advance Nanotech and Owlstone through a series of share exchanges and to provide sufficient capital for the ongoing Owlstone business plan.  In September 2008, even though the original conditions required to effect the Exchange Agreement had not been satisfied, including providing sufficient capital to Owlstone, management of Owlstone along with its technology founders exchanged all of their shares in Owlstone for shares of Advance Nanotech at a price of $0.30 per share.  At this time, the stock of Advance Nanotech was trading between $0.17 and $0.19 per share.  The final share exchange offer to the remaining minority shareholders of Owlstone was intended to occur as soon as practicable thereafter with an offer required to be made at a price of $0.30 per share.  Prior to making this offer, it was critical that Advance Nanotech be properly funded for this exchange, since none of the shareholders of Owlstone were under any obligation to accept the offer.

Since my appointment to CEO of Advance Nanotech in September 2008, I have worked toward the goals of minimizing Advance Nanotech of liabilities and obligations not associated with the advancement of the Owlstone business and securing the capital required to attain profitability through the Owlstone business. The funding of Advance Nanotech has proven to be complex.

Over the last year, Advance Nanotech has pursued numerous paths to seek the necessary long-term funding necessary to achieve its business objectives, with operations being financed through operating cash flows and short-term loans.  The long-term financing efforts have included potential strategic licensing transactions of our technology and structured private placements working within the constraints of the 8% Notes and Warrants.  In August 2009, we attracted a lead investor who assisted in structuring a proposed private placement of Advance Nanotech common stock that was conditioned on the restructuring of all outstanding 8% Notes and Warrants in return for a reduced conversion price and elimination of the price protection provisions.  Due to a lack of support for the proposed recapitalization plan by a small minority of holders of 8% Notes and Warrants and the requirement that any change in the 8% Notes and Warrants required 100% unanimous consent, Advance Nanotech was unable to effect the proposed transaction.  In addition, the short-term loans that Advance Nanotech had entered into had become due and owing.

After further review of available alternatives, Advance Nanotech management, in conjunction with its Board of Directors, Owlstone management, and the Owlstone Board of Directors, determined that the most expedient and only remaining option available to further finance the business was to raise the required capital directly at Owlstone.

The following transactions were completed on November 25, 2009:

•	Owlstone sold 6,925,000 of its common shares at $0.40 per share for $2,770,000;
•	Owlstone acquired through a private transaction $2,000,000 of Advance Nanotech’s 8% Notes from certain accredited investors in exchange for 5,000,000 shares of Owlstone common shares;
•	Owlstone converted its outstanding unsecured debt and interest for a total of 4,280,731 of its common shares;
•	Owlstone converted its outstanding senior debt of $350,000 for 875,000 of its common shares;
•	Owlstone issued 2,500,000 of its common shares to Advance Nanotech’s bridge lender in return for conversion of $1,000,000 worth of senior bridge notes; and
•	Owlstone and Advance Nanotech agreed to repay $300,000 of Advance Nanotech’s remaining senior bridge notes in cash;

The implications of the above transactions have significant effects on Advance Nanotech and Owlstone.  As a result of these transactions, Advance Nanotech’s short-term senior secured bridge debt totaling $1,300,000 was satisfied, Owlstone’s senior and unsecured loans were converted into Owlstone common shares leaving Owlstone debt free, excluding the remaining intercompany loan balance payable to Advance Nanotech, and Owlstone raised new capital totaling $2,770,000.  Given these issuances of new Owlstone common shares, Advance Nanotech’s ownership position in Owlstone (consisting of 13,958,449 shares) was diluted from 81.31% to 37.98%.  Management of Advance Nanotech is exploring, among other issues, the accounting implications of its now minority position in Owlstone and the probably consequence of Advance Nanotech being deemed an “inadvertent investment company” under provisions of the Investment Company Act of 1940.  In this regard, management is consulting with its outside auditors as to whether Owlstone can be consolidated with Advance Nanotech for financial reporting purposes, and with outside counsel on preparation of an application to the SEC seeking exemptive relief from the consequences of becoming an “inadvertent investment company.”  For additional information about certain of the risks relating to the transactions discussed above, please seek Advance Nanotech’s Form 8-K filed with the SEC on December 3, 2009.

Advance Nanotech continues to have $7,420,950 of the 8% Notes outstanding, of which $2,000,000 are now owned by Owlstone, as described above.

While the completion of the Exchange Agreement is no longer being pursued (i.e., Advance Nanotech does not plan at this time to make the requisite offer to the Owlstone shareholders), the board of directors and executive management of both Advance Nanotech and Owlstone believe a path forward that includes consolidation of the entities may be desirable for all parties when mutually beneficial.

We look forward to communicating with the shareholders of Advance Nanotech further as the going-forward strategy for Advance Nanotech continues to develop.

Best regards,

Bret Bader
Chief Executive Officer
Advance Nanotech, Inc.